As filed with the Securities and Exchange Commission on October 8, 2020

Securities Act Registration No. 333-222070

Investment Company Act Registration No. 811-23318

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
PRE-EFFECTIVE AMENDMENT NO.	☐
POST-EFFECTIVE AMENDMENT NO. 3	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
AMENDMENT NO. 5	☒

Ecofin Tax-Advantaged Social Impact Fund, Inc.

(Exact name of registrant as specified in charter)

5100 W. 115th Place

Leawood, Kansas 66211

(Address of Principal Executive Offices (Number, Street, City, State, Zip Code))

(913) 981-1020

(Registrant’s Telephone Number, including Area Code)

Jeremy Goff

5100 W. 115th Place

Leawood, Kansas 66211

(Name and Address (Number, Street, City, State, Zip Code) of Agent for Service)

COPIES TO:

Rajib Chanda

Benjamin C. Wells

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, DC 20001

Approximate Date of Commencement of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒

Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐

Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐

Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c) of the Securities Act.

If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐

This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:                 .

☐

This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:                 .

☒

This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-222070.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

☐

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File Nos. 333-222070 and 811-23318) of Ecofin Tax-Advantaged Social Impact Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25.2 of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 3 consists only of the facing page, this explanatory note and Item 25.2 of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 3 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

No new interests in the Registrant are being registered by this filing. Registration fee was paid in connection with Registrant’s previous filings.

PART C—OTHER INFORMATION

Item 25.	Financial Statements and Exhibits

2. Exhibits:

Exhibit No.	Description of Document

a.	Articles of Incorporation (incorporated by reference to Exhibit (a) to Pre-Effective Registration Statement on Form N-2 (File No. 333-222070), filed on December 15, 2017)

a.1.	Articles of Amendment and Restatement (incorporated by reference to Exhibit (a)(1) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on February 22, 2018)

a.2.	Articles of Amendment.*

b.	Amended and Restated Bylaws.*

c.	None.

d.	Common Stock Certificate (incorporated by reference to Exhibit (d) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on March 22, 2018)

e.	Automatic Dividend Reinvestment Plan (incorporated by reference to Exhibit (e) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on March 22, 2018)

f.	Not applicable.

g.1	Investment Advisory Agreement with Tortoise Credit Strategies, L.L.C (incorporated by reference to Exhibit (g) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

g.2	Assignment and Assumption Agreement between Tortoise Credit Strategies, L.L.C. and Tortoise Capital Advisors, L.L.C. as acknowledged and signed to by the Registrant (incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2020)

g.3	Investment Sub-Advisory Agreement between Tortoise Capital Advisors, L.L.C. and Ecofin Advisors, LLC.*

h.1	Distribution Agreement (incorporated by reference to Exhibit (h)(1) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

h.2	Form of Dealer Agreement (incorporated by reference to Exhibit (h)(2) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on March 22, 2018)

i.	Not applicable.

j.	Custody Agreement with U.S. Bank National Association (incorporated by reference to Exhibit (j) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

k.1.	Transfer Agency Agreement with U.S. Bancorp Fund Services, LLC (incorporated by reference to Exhibit (k)(1) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

k.2.	Administration Agreement with U.S. Bancorp Fund Services, LLC (incorporated by reference to Exhibit (k)(2) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

k.3.	Expense Limitation and Reimbursement Agreement (incorporated by reference to Exhibit (k)(3) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2020)

k.4.	Accounting Service Agreement with U.S. Bank National Association (incorporated by reference to Exhibit (k)(4) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

k.5.	Addendum to Fund Administration Agreement (incorporated by reference to Exhibit (k)(5) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

k.6	Fee Waiver Agreement with Tortoise Capital Advisors, L.L.C (incorporated by reference to Exhibit (k)(6) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2020)

l.	Opinion of Venable LLP (incorporated by reference to Exhibit (1) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on March 22, 2018)

m.	Not applicable.

n.	Consent of Independent Registered Public Accounting Firm (incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2020)

o.	Not applicable.

p.	Subscription Agreement (incorporated by reference to Exhibit (p) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

q.	Not applicable.

r.1.	Code of Ethics of the Registrant (incorporated by reference to Exhibit (r)(1) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-222070), filed on March 22, 2018)

r.2.	Code of Ethics of Tortoise Investments, LLC (incorporated by reference to Exhibit (r)(2) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on January 28, 2019)

s.	Power of Attorney (incorporated by reference to Exhibit (s) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-222070), filed on February 22, 2018)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood and State of Kansas, on the 8th day of October, 2020.

Ecofin Tax-Advantaged Social Impact Fund, Inc.

By:	/s/ P. Bradley Adams
P. Bradley Adams
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ P. Bradley Adams	Treasurer (Chief Executive Officer and	October 8, 2020
P. Bradley Adams	Principal Financial Officer)

/s/ Gary Henson*	Director	October 8, 2020
Gary Henson

/s/ Conrad S. Ciccotello*	Director	October 8, 2020
Conrad S. Ciccotello

/s/ Allen Strain*	Director	October 8, 2020
Allen Strain

/s/ John Woolway*	Director	October 8, 2020
John Woolway

*By:	/s/ P. Bradley Adams
P. Bradley Adams
As Agent or Attorney-in-Fact

October 8, 2020

The original power of attorney authorizing Jeremy Goff and P. Bradley Adams to execute the Registration Statement, and any amendments thereto, for the directors of the Registrant on whose behalf this amendment is filed has been executed and was filed as an Exhibit.

EXHIBIT INDEX

Exhibit No.	Description of Document

a.2	Articles of Amendment

b	Amended and Restated Bylaws

g.3	Investment Sub-Advisory Agreement between Tortoise Capital Advisors, L.L.C. and Ecofin Advisors, LLC